December 1, 2000                              Ilene A. Angarola
                                                        Vice President
                                                        Investor Relations
                                                        (718) 359-6401, ext. 275


          NEW YORK COMMUNITY BANCORP, INC. COMPLETES THE ACQUISITION OF
                               HAVEN BANCORP, INC.

Queens, N.Y., December 1, 2000 - New York Community Bancorp, Inc. (Nasdaq:
NYCB), formerly known as Queens County Bancorp, Inc., today announced that it has completed its acquisition of Haven Bancorp, Inc., parent of CFS Bank. The merger, which received regulatory approval on November 29, 2000, was approved by shareholders of both companies on November 20, 2000.

Based upon a fixed exchange ratio of 1.04 shares of New York Community Bancorp stock for each share of Haven stock outstanding, approximately ten million shares of stock will be issued in connection with the transaction, bringing the number of outstanding New York Community Bancorp shares to approximately 30 million.

The combined company has assets of $5.0 billion and deposits of $3.0 billion through two subsidiary banks, Queens County Savings Bank and CFS Bank, which serve customers through 19 traditional branches and 65 in-store branches in New York City, Nassau, Suffolk, Rockland, and Westchester counties, New Jersey, and Connecticut. Effective December 18, 2000, the Company will be headquartered in Westbury, New York.

Additional information about New York Community Bancorp, Inc. may be found at www.myNYCB.com. Information about Queens County Savings Bank and
CFS Bank may be found at their respective web sites, www.qcsb.com and www.cfsb.com.

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